UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VERSO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	75-3217389 (I.R.S. Employer Identification No.)
8540 Gander Creek Drive
Miamisburg, Ohio 45342
(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement file number to which this form relates (if applicable): Not Applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
The Board of Directors (the “Board”) of Verso Corporation, a Delaware corporation (the “Company”), declared a dividend payable to stockholders of record on June 27, 2019 (the “Record Date”) of one right (a “Right”) per each outstanding share of Class A common stock, par value $0.01 per share (“Common Stock”) to purchase one one-thousandth (subject to adjustment) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share of the Company (“Preferred Stock”) at a price of $75.00 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”) upon exercise of the Right (subject to adjustment). In connection therewith, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of June 17, 2019, with Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). The dividend is payable on June 27, 2019 to the stockholders of record on that date.
The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Current Report on Form 8-K filed on June 20, 2019 by the registrant and is qualified in its entirety by reference to the full text of the Rights Agreement.
Item 2. Exhibits.
The documents listed below are filed as exhibits to this Registration Statement.
Exhibit	Description
3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Verso Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on June 20, 2019)
4.1	Rights Agreement, dated as of June 17, 2019, by and between Verso Corporation and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preferred Stock of Verso Corporation as Exhibit C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on June 20, 2019)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.
VERSO CORPORATION
Date: June 20, 2019
By: /s/ Allen J. Campbell Allen J. Campbell Senior Vice President and Chief Financial Officer

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation of Series A Junior Participating Preferred Stock of Verso Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on June 20, 2019)
4.1	Rights Agreement, dated as of June 17, 2019, by and between Verso Corporation and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preferred Stock of Verso Corporation as Exhibit C (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the registrant with the Securities and Exchange Commission on June 20, 2019)